Exhibit 99.1

Keryx Biopharmaceuticals Announces Second Quarter 2015 Financial Results

- Majority of phosphate binder patients today have access to Auryxia™ -

- CHMP recently adopted a positive opinion for Fexeric®(ferric citrate coordination complex) in the EU -

- Enrollment complete in ongoing Phase 3 label-expansion study for Auryxia-

BOSTON, MA, August 5, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for people with renal disease, today announced its financial results for the second quarter ended June 30, 2015.

“We are making progress on several important milestones across our business, including securing broad reimbursement for Auryxia™ (ferric citrate) that today enables unrestricted access for approximately 65 percent of phosphate binder patients,” said Greg Madison, chief executive officer of Keryx. “Our second quarter results show that Auryxia’s traction is increasing as we gain reimbursement access. Given that we now have access to the majority of patients and the amount of time required with the dialysis care team to pull through prescriptions, we have decided to add approximately 30 sales representatives to our field sales team. The increase from 60 to approximately 90 representatives, which we expect to complete in the fourth quarter, will allow us to increase our reach and frequency of contact with physicians and the dialysis care team.”

Madison continued, “We continue to make progress on two growth opportunities, with the recent CHMP positive opinion in the E.U. for Fexeric® and completion of enrollment in the ongoing Phase 3 label expansion study for Auryxia. These advancements bring us closer to delivering on our goal of building a market leading renal business.”

BUSINESS HIGHLIGHTS

Auryxia U.S. Commercialization

•	Net U.S. Auryxia product sales for the second quarter were approximately $1.8 million, based on approximately 3,700 Auryxia prescriptions, as reported to the company by IMS Health and specialty pharmacies that do not report data to IMS, including DaVita Rx and Fresenius Rx.

•	Unrestricted access for Auryxia increased to 65 percent across Medicare Part D and commercial insurance providers, with the addition of Auryxia on the formularies of two national Part D insurance providers that began processing claims in the third quarter of 2015.

•	Keryx’s sales representatives have reached more than 75 percent of the 5,000 prescriber targets; approximately 1,000 target prescribers have written a prescription for Auryxia.

•	Keryx successfully introduced samples into the market in the second quarter, with approximately 6,000 starter kits shipped to approximately 1,300 target prescribers – the majority of whom had not previously prescribed Auryxia.

Product Expansion Opportunities

•

Keryx recently announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion for Fexeric (ferric citrate coordination complex) recommending approval for the control of serum phosphorus levels, or hyperphosphatemia, in adults with non-dialysis and dialysis-dependent chronic kidney disease

(CKD). The European Commission is now reviewing the opinion and the company expects a decision on regulatory approval in approximately two to three months from the CHMP opinion. Keryx expects to finalize commercial plans for the EU by the end of 2015.

•	Keryx announced today that enrollment is complete in the Phase 3 study evaluating Auryxia in people with stages 3-5 non-dialysis dependent CKD and iron deficiency anemia, who have previously not responded or were intolerant to oral iron therapy. The study is designed to expand the indication of Auryxia in the U.S. to include the treatment of iron deficiency anemia. The company expects to complete the study in January 2016 and release the results in the second quarter of 2016. If this study is successful, Keryx intends to file for approval with the FDA in the third quarter of 2016.

SECOND QUARTER FINANICAL RESULTS

At June 30, 2015, the company had cash and cash equivalents of $131.3 million.

Net loss for the second quarter ended June 30, 2015 was $26.9 million, or $0.26 per share, compared to a net loss of $22.4 million, or $0.24 per share, for the comparable quarter in 2014, representing an increase in net loss of $4.5 million.

Total revenues for the second quarter ended June 30, 2015 were approximately $2.5 million. There was no revenue for the second quarter ended June 30, 2014. Total revenues for the second quarter of 2015 represent the following:

•	Net U.S. Auryxia product revenue of $1.8 million, and

•	License revenue of $756,000 associated with royalties received on ferric citrate sales in Japan related to their net sales during the first quarter of 2015.

Research and development expenses for the second quarter ended June 30, 2015 were $8.0 million compared to $10.3 million for the three months ended June 30, 2014. The decrease was due to a $1.3 million decrease in regulatory and clinical study expenses related to Auryxia and a $3.7 million decrease in expenses related to the manufacturing of Auryxia, which were expensed in the comparable period in 2014 and primarily capitalized as inventory following the approval of Auryxia in September 2014. The three months ended June 30, 2015 included $2.1 million of expenses for medical affairs activities, as the medical affairs group will increasingly be supporting additional research and development of Auryxia in the post-approval setting and, therefore, the associated costs are included in research and development expenses as of January 2015.

Selling, general and administrative expenses for the second quarter ended June 30, 2015, increased by $8.5 million to $20.8 million, as compared to $12.3 million for the three months ended June 30, 2014. The increase was primarily related to an $8.8 million increase in commercial activities and associated personnel costs related to the commercialization of Auryxia, which included a $0.9 million increase in associated stock-based compensation expense related to the recording of the fair value of equity awards granted.

Conference Call Information

Keryx will host an investor conference call today, Wednesday, August 5, 2015, at 8:00 a.m. ET to discuss financial results for the second quarter of 2015 and provide an update on the Auryxia launch. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: KERYX. The call will also be webcast with slides, which will be accessible through the Investors section of the Company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES:
Product revenue, net	$1,758	$—	$2,180	$—
License revenue	756	—	1,509	10,000

TOTAL REVENUES	2,514	—	3,689	10,000

OPERATING EXPENSES:
Cost of goods sold	304	—	380	—
License expenses	453	—	905	—
Research and development	7,963	10,275	17,554	26,634
Selling, general and administrative	20,762	12,268	39,642	19,560

TOTAL OPERATING EXPENSES	29,482	22,543	58,481	46,194

OPERATING LOSS	(26,968)	(22,543)	(54,571)	(36,194)

OTHER INCOME:
Interest and other income, net	114	129	221	250

LOSS BEFORE INCOME TAXES	(26,854)	(22,414)	(54,571)	(35,944)

Income taxes	23	—	45	—

NET LOSS	$(26,877)	$(22,414)	$(54,616)	$(35,944)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.26)	$(0.24)	$(0.53)	$(0.40)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	104,564,971	91,516,606	102,570,312	90,025,305

Balance Sheet Information:

	June 30, 2015	December 31, 2014*
	(unaudited)
Cash, cash equivalents, interest receivable and investment securities	$131,289	$85,840
Inventory	$34,031	$7,830
Total assets	$177,159	$103,628
Accumulated deficit	$(605,474)	$(550,858)
Stockholders’ equity	$147,139	$73,484

*	Condensed from audited financial statements.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether we can successfully obtain additional reimbursement coverage for Auryxia; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the European Commission will not concur with the recommendation of the CHMP and grant approval of Fexeric; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the Company launched its first FDA-approved product, Auryxia (ferric citrate) for the treatment of elevated serum phosphorus levels in patients with chronic kidney disease on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In July 2015, the CHMP of the European Medicines Agency recommended granting a market authorization for Fexeric® (ferric citrate coordination complex) for the treatment of hyperphosphatemia in adults with chronic kidney disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3447

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com